EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp.

Financial Dynamics

Julie Prozeller / Amy Pesante
(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP. ANNOUNCES RECORD THIRD QUARTER RESULTS
REVENUE INCREASED 21.1% TO A RECORD $197.8 MILLION AND
DILUTED OPERATING EARNINGS PER SHARE INCREASED 55.6% TO A RECORD
$0.42 PER SHARE;
ADJUSTED EBITDA INCREASED 22.2% TO A RECORD $58.9 MILLION

BERWYN, Pennsylvania, April 28, 2011 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal third quarter ended March 31, 2011.

Fiscal 2011 Third Quarter Highlights

•	Consolidated total revenue grew to a record $197.8 million for the quarter, an increase of $34.5 million, or 21.1%, compared to the prior year period. On a constant currency basis, total consolidated revenue increased by $28.0 million, or 17.1%.

•	Total consolidated operating margin increased by $13.1 million, or 20.5%, for the quarter on total revenue growth of 21.1%, representing continued strong flow through of incremental revenue to earnings and profitable accretion from the Company’s recent acquisitions.

•	Consolidated adjusted EBITDA was a record $58.9 million for the three months ended March 31, 2011, representing an increase of $10.7 million, or 22.2%, compared to the prior year’s quarter, while also increasing by $8.1 million or 16.7% on a constant currency basis during the same period.

•	Diluted operating earnings per share was $0.42 for the fiscal 2011 third quarter compared $0.27 for the third quarter of the prior fiscal year, representing an increase of 55.6%.

•	On April 13, 2011, the Company closed on a public offering of 6,000,000 shares of its common stock, followed by the sale on April 25, 2011 of an additional 672,142 common shares issued for over-allotments, the aggregate net proceeds from which was approximately $130.1 million.

Discussion on Presentation of Information
During the three months ended March 31, 2011, the average value of the Canadian Dollar increased approximately 6%, while the average value of the British Pound Sterling increased by approximately 3%, relative to the U.S. currency, as compared to the third quarter of the previous fiscal year. Consequently, fluctuations in currency rates had a moderate affect on a net basis on year-over-year comparisons of the Company’s consolidated financial results. Therefore, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2011 Third Quarter Overview
Commenting on the third quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to announce another quarter of record results, driven by the continued strong performance of our core business units and the successful execution of our business diversification strategy, as a number of our new products, geographies, and sales channels substantially contributed to the Company’s financial results. We achieved record total consolidated revenue for the three months ended March 31, 2011 of $197.8 million, representing growth of $34.5 million or 21.1% over the prior year’s quarter, while total adjusted EBITDA was a record $58.9 million, increasing by $10.7 million or 22.2% over the third quarter of the prior fiscal year.

During the quarter, we continued to execute on our strategy to diversify and expand our multi-country, multi-product, and multi-platform business through accretive acquisitions. On April 1, 2011 we announced the consummation of the acquisition of Purpose U.K. Holdings Limited, the parent company of Month End Money (MEM). MEM, which was established in 2003, operates under the brand name “PaydayUK” and is the market leader in the region, providing loans through both internet and telephony-based technologies throughout the United Kingdom. The expansion of our internet lending platform through the acquisition of MEM, in concert with our 428 retail store footprint, further strengthens and secures our position as the leading provider of financial services to the unbanked and under-banked consumers in the United Kingdom. We look forward to leveraging the strong business acumen and industry expertise of the MEM management team and their scalable technology platform in the future expansion of our global internet lending platform both within the United Kingdom and Canada, as well as to other countries in Europe. As we have thus far experienced little cannibalization of our store based business from our existing internet sales channel in both the U.K. and Canada, we anticipate that a further expansion of our internet platform will allow us to reach new customer segments in the market place.”

Jeff Weiss continued “It is our mission to be the leading global provider of financial services to the under-banked and unbanked consumer, which we refer to as the ALICE demographic (or asset limited, income constrained, employed). A significant percentage of workers around the world are being continually challenged by stagnant and declining wages and the seemingly ever rising cost of life’s basic necessities such as food, healthcare, and transportation. It’s hard to envision this trend reversing course, as global population growth will most likely continue to place a strain on the supply of natural resources, causing prices to continue to be elevated, while manufacturing and other exportable higher paying jobs are off-shored from some of our markets to developing countries with lower labor costs. We currently estimate that there are approximately 150 million ALICE people residing in our current markets of Canada, the U.K., United States, Northern and Eastern Europe. Furthermore, as prices for basic necessities and services continue to rise against stagnant wages, we expect that people in higher income brackets will continue to migrate into the ALICE demographic. We believe one of the most efficient and cost-effective ways to meet the growing needs of the ALICE population both within our existing and new markets is through an internet-based product delivery platform. This platform allows us to enter new markets and territories more quickly, and without having to construct a more expensive “bricks and mortar” store base in order to test and launch our products. The acquisition of MEM provides another model for the Company to leverage and build a global internet sales platform.

We intend to continue to invest in new technologies and sales channel strategies through both internal development, as well as through the acquisition of new businesses. We believe these investments will help us deliver our suite of products and services around the world through the most convenient means our consumers are accustomed to, and comfortable with, in each market. This collectively may include a “bricks and mortar” store based model, a global internet platform, the in-home loan servicing model widely used throughout Poland and Eastern Europe, and other new technologies and platforms that we are either in the process of developing internally or are considering acquiring. We intend to leverage our multi-product and multi-channel diversification strategy to be the first choice financial services provider of the ALICE consumer group.”

Third Quarter Business Update
In the United Kingdom, total consumer lending revenue grew by £10.2 million or 64.6% for the current quarter, as compared to the third quarter of the prior fiscal year, reflecting strong performance from the existing internet lending business, and the continued strong performance of the “bricks and mortar” store based business. Same store sales for the United Kingdom with respect to consumer lending, which considers stores that were open for at least fifteen months, increased by 38.6% during the quarter. The existing Express Finance internet lending business in the United Kingdom continues to grow robustly, contributing £9.5 million of total revenue during the three months ended March 31, 2011 compared to £4.7 million for the prior year’s quarter. We anticipate that revenue and profit contribution from internet lending in the U.K. will increase significantly in future quarters, given the acquisition of MEM completed earlier this month. Furthermore, the U.K. pawn lending business contributed £5.1 million of total revenue for the fiscal third quarter, representing growth of 66.4% over the prior year’s quarter. Collectively, total consolidated revenue in the United Kingdom increased by £12.2 million, or 37.8%, to £44.3 million for the three months ended March 31, 2011, while total adjusted EBITDA increased by 41.2% to £13.7 million for the fiscal 2011 third quarter compared to £9.7 million for the third quarter of the prior fiscal year. During the first nine months of the current fiscal year, the Company opened 48 de novo stores in the United Kingdom which now aggregates to a total of 379 company-operated stores in that market.

In Canada, total consumer lending revenue increased by C$3.5 million or 9.2% for the fiscal third quarter, reflecting new customer growth from the recent television advertising campaigns the Company has rolled out in that market. The Company also continues to progressively test and expand the roll-out of an internet lending product in the provinces of Ontario and Alberta, and expects to introduce this product into additional territories in Canada following the successful launch in these markets. Total consolidated revenue in Canada grew to C$76.7 million for the quarter and adjusted EBITDA was C$32.6 million.

Sefina, the Scandinavian pawn lending business the Company acquired on December 31, 2010, contributed $8.4 million of total revenue and $3.7 million of EBITDA for the fiscal 2011 third quarter. The total pawn pledge book for the 28 stores in Sweden and Finland, which is primarily composed of loans on gold and high value jewelry, was $78.1 million as of March 31, 2011. As a result of the recent acquisition of Sefina, which maintains the largest pawn lending book in Scandinavia, combined with the Company’s previous acquisitions of the “Suttons and Robertsons” and the “Robert Biggar” pawn store chains in England and Scotland, and the significant growth in the Company’s pawn lending book in its existing retail stores in the United Kingdom, the Company believes it now manages the largest pawn loan book in Europe and the third largest pawn loan book worldwide. Looking to fiscal 2012, the Company expects to build additional pawn stores in Scandinavia and pursue acquisition candidates in Scandinavia and Europe, thereby leveraging the Sefina operating platform and management team.

The Polish business unit contributed $2.8 million of total revenue during the quarter, as the Company continues to invest in the technology and management infrastructure necessary to position the in-home lending business for further geographic expansion and growth within Poland in the next fiscal year. On April 14, 2011, the Company announced the opening of its third company-operated financial services store in Poland. The newest store, located on the high street in the town of Gdynia, follows the successful launch of the Company’s first multi-product pilot store in Gdansk in September 2010. The three pilot stores currently offer a product suite of short term loans, pawn lending, gold buying, and foreign exchange and money transfer services, with the potential to supplement additional products and services in the near future. The Company plans on promoting consumer awareness of these pilot stores with focused local area marketing strategies targeting the significant unbanked and under-banked population in proximity to these stores, and presently expects to build additional pilot stores in fiscal 2012 in other geographical regions of Poland.

Given the evolving diversification of the global operating platform, and the resulting change in the global mix of the Company’s lending portfolio to include a growing proportion of internet originated short term consumer loans, the Company’s consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 18.4% for the quarter ended March 31, 2011 compared to 16.6% for the three months ended December 31, 2010. The loan loss provision for the quarter includes a different blend of loan products and countries, including a rapidly growing proportion of internet-based loans in Canada and the United Kingdom which typically carry higher loan losses, but with significantly lower fixed operating costs than the existing store based businesses in those countries. Looking to the future and considering the recent addition of the leading internet lending platform in the United Kingdom (MEM), the Company expects that the consolidated loan loss provision, expressed as a percentage of lending revenue, will continue to increase moderately on a quarterly basis as the global internet lending portfolio grows, with overall profit margins for the internet lending business comparable to the existing store based businesses.

Third Quarter Financial Results
For the three months ended March 31, 2011, the Company incurred $3.5 million of net one-time gains, principally related to a $5.3 million net unrealized, non-cash mark-to-market valuation gain on the Company’s debt and cross-currency interest rate swap agreements. Including these net one-time gains, income before income taxes on a GAAP basis was $25.4 million for the quarter compared to a loss before income taxes of $14.5 million for the third quarter of the previous fiscal year. Also reflecting the net one-time gains, the effective income tax rate for the three months ended March 31, 2011 was 38.2%, resulting in reported net income of $15.7 million compared to a net loss of $12.2 million for the third quarter of the previous fiscal year. Diluted earnings per share on a GAAP basis was $0.41 for the fiscal 2011 third quarter, compared to a loss per share of $0.34 for the third quarter of the previous fiscal year.

Excluding the net non-recurring gain for the quarter, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes was $25.7 million for the quarter, an increase of 44.4% compared to $17.8 million for the three months ended March 31, 2010. Pro forma net income, assuming a pro forma effective income tax rate from operations of 37.0% for the fiscal 2011 third quarter, was $16.2 million compared to $10.1 million for the prior year period. Diluted operating earnings per share was $0.42 for the fiscal 2011 third quarter compared to $0.27 for the third quarter of the previous fiscal year, representing an increase of 55.6%. A table reconciling pro forma income before income taxes to GAAP basis income before income taxes is included on page 11 of this News Release.

Company Liquidity
On March 3, 2011, the Company announced a new four-year $200.0 million global revolving credit facility that matures March 1, 2015, with the potential to increase availability under the facility to $250.0 million. The new global revolving credit facility replaces the Company’s previous $75.0 million revolving credit facility in the United States and C$28.5 million facility in Canada. As compared to the Company’s previous credit agreement, this new larger facility will now allow for multiple tranches of multi-currency borrowings. This should enable the Company to deploy funds around the world in a more efficient and expeditious manner to facilitate the continued execution of its multi-country, multi-product, and multi-channel business expansion and diversification strategy.

As of March 31, 2011, the Company’s debt structure consisted of a $44.8 million tranche of U.S. senior convertible notes due 2027 and a $120.0 million tranche of U.S. senior convertible notes due 2028. In addition, the Company has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. Thus, there are presently no mandatory debt principal payment obligations for the Company until potentially the first put date of December 2012 for the $44.8 million tranche of U.S. senior convertible notes.

As of March 31, 2011, the Company had drawn $152.5 million of its $200.0 million global revolving credit facility primarily to initially fund a portion of the acquisition price of MEM. Furthermore, as of March 31, 2011, the Company had drawn £5.6 million of its £7.0 million credit facility in the United Kingdom, and had drawn SEK 273.7 million and EUR 16.5 million of its total SEK 325.0 million and EUR 17.5 million credit facilities in Scandinavia, in order to fund the working capital needs of the U.K. business and growth of the pawn pledge book in Scandinavia, respectively.

Fiscal Year 2011 Outlook
Considering the expected earnings contribution from the recent acquisition of MEM, net of the related incurrence of acquisition expenses and transition costs, as well as the additional investments the Company is making in management infrastructure to support its continuing global business expansion and diversification strategy, the integration of recent acquisitions, and the development of its global eCommerce platform, the Company is updating its earnings guidance for the fiscal year ending June 30, 2011. The Company is increasing its adjusted EBITDA guidance to between $226.0 million and $229.0 million compared to its previously issued guidance of between $215.0 million and $220.0 million. Prior to giving effect to the Company’s recent equity offering, pro forma operating diluted earnings per share for the fiscal year ending June 30, 2011, which excludes any one-time charges or gains that may occur, the non-cash impact of adopting ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, would be between $1.54 and $1.57 per diluted share versus previously issued guidance of between $1.47 and $1.55.  After giving effect to the additional 6,672,142 common shares issued in April 2011, the Company’s revised operating earnings per share guidance equates to between $1.47 and $1.50 per diluted share.  As previously disclosed, this guidance range reflects an expected effective income tax rate from operations for the fiscal year ended June 30, 2011 of 37%; this 37% rate is expected to further reduce in fiscal 2012 with the inclusion of Sefina and MEM in the Company’s consolidated financial results for an entire fiscal year.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on April 28, 2011 at 5:00 pm ET to discuss the Company’s results for the fiscal third quarter ended March 31, 2011. Investors can participate in the conference call by dialing (888) 200 — 2794 (U.S. and Canada) or (973) 935 - 8766 (International); use the confirmation code “Dollar.” Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through May 12, 2011. If you wish to listen to the replay of this conference call, please dial (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter passcode “58460074”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international diversified financial services company primarily serving unbanked and under-banked consumers and small business owners for over 30 years. Through its retail storefront locations as well as by other means, such as via the Internet, the Company provides a range of consumer financial products and services in seven countries (Canada, the United Kingdom, the United States, the Republic of Ireland, Sweden, Finland and Poland) to consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. The Company’s products, principally its short-term consumer loans, check cashing services, secured pawn loans and gold buying services, provide customers with immediate access to cash for living expenses or other episodic needs. The Company also offers high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA® and MasterCard® debit cards, foreign currency exchange, and other services. In addition, through its branded Military Installment Loan and Education Services, or MILES® program, the Company provides fee based services to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank.

At March 31, 2011, the Company’s global retail operations consisted of 1,236 locations, including 1,144 company-operated financial services stores and 92 franchised and agent locations, conducting business primarily under the names Money Mart®, Money Shop®, Insta-Cheques®, The Check Cashing Store®, Sefina and MoneyNow® in Canada, the United Kingdom, the United States, the Republic of Ireland, Sweden, Finland and Poland. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the United Kingdom, the United States, and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; expected financing initiatives; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of announced pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt financing transactions; the results of certain ongoing income tax appeals; and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate announced pending acquisitions, successfully integrate any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K. or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring and non-cash charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	March 31,
	2010	2011
Assets:
Cash and cash equivalents	$291.3	$361.3
Consumer loans, net:
Consumer loans	111.3	131.6
Less: Allowance for loan losses	(10.4)	(13.4)

Consumer loans, net	100.9	118.2
Pawn loans	35.5	128.5
Loans in default, net	9.3	10.7
Prepaid expenses and other current assets	42.9	64.5
Deferred tax assets, net	23.6	17.5
Property and equipment, net	67.5	88.7
Goodwill and other intangibles, net	609.0	728.2
Debt issuance costs, net and other assets	34.6	38.4

Total Assets	$1,214.6	$1,556.0

Liabilities:
Accounts and income taxes payable	$51.0	$42.0
Accrued expenses and other liabilities	145.0	178.5
Fair value of derivatives	47.4	73.1
Deferred tax liability	24.3	30.8
Revolving credit facilities and other short-term debt	3.3	158.6
Total long-term debt	725.3	796.2

Total Liabilities	996.3	1,279.2

Stockholders’ Equity:
Additional paid-in capital	331.1	335.3
Accumulated deficit	(115.5)	(67.5)
Accumulated other comprehensive income	2.7	9.5

Total Dollar Financial Corp. Stockholders’ Equity	218.3	277.3
Non-controlling interest	-	(0.5)

Total Stockholders’ Equity	218.3	276.8

Total Liabilities and Stockholders’ Equity	$1,214.6	$1,556.0

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2011	2010	2011

Revenues:
Fees from consumer lending	$78.1	$100.7	$238.3	$	292.0
Check cashing	37.2	36.7	113.6		108.7
Pawn service fees and sales	4.8	16.6	13.3		30.1
Purchased gold sales	13.0	12.3	32.0		34.7
Money transfer fees	6.6	7.4	20.5		22.5
Other	23.6	24.1	51.8		66.5

Total revenues	163.3	197.8	469.5		554.5

Operating expenses:
Salaries and benefits	39.9	46.2	114.3		129.7
Provision for loan losses	10.2	18.5	34.6		48.9
Occupancy costs	11.0	13.3	32.7		36.9
Advertising	3.9	5.4	12.0		17.1
Depreciation	3.4	4.3	10.9		11.8
Bank charges and armored carrier services	3.5	4.1	10.4		11.8
Maintenance and repairs	3.1	4.1	8.8		10.6
COGS — purchased gold	9.3	7.5	22.6		22.4
Other	15.0	17.3	42.7		49.9

Total operating expenses	99.3	120.7	289.0		339.1

Operating margin	64.0	77.1	180.5		215.4

Corporate and other expenses:
Corporate expenses	22.1	25.2	65.4		74.6
Interest expense, net	21.9	23.0	46.4		66.5
Other depreciation and amortization	2.5	3.1	4.7		8.6
Unrealized foreign exchange gain	(15.7)	(10.1)	(11.8)		(42.5)
Loss on derivatives not designated as hedges	18.6	9.6	21.9		34.2
Loss on extinguishment of debt	0.7	-	9.5		-
Reserve for (proceeds from) litigation settlements	26.6	0.1	27.9		(3.8)
Loss on store closings and other	1.8	0.8	4.8		3.5

Income (loss) before income taxes (incl. non-controlling interest)	(14.5)	25.4	11.7		74.3
Income tax provision	(2.3)	9.7	11.5		26.3

Net income (loss)	$(12.2)	$15.7	$0.2	$	48.0

Net income per share
Basic	$(0.34)	$0.43	$-	$	1.31
Diluted	$(0.34)	$0.41	$-	$	1.26

Weighted average shares outstanding
Basic	36.2	36.6	36.1		36.5
Diluted	36.2	38.7	37.2		38.0

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. Pro forma net income is net income adjusted to exclude one-time and non-cash charges and credits as described below. The Company presents pro forma net income as an indication of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2011	2010	2011
Income before income taxes (incl. non-controlling interest)	$(14.5)	$25.4	$11.7	$74.3
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.1	2.1	7.0	6.2
Unrealized foreign exchange gain	(15.7)	(10.1)	(11.8)	(42.5)
Non-cash impact of hedge ineffectiveness	14.2	4.8	17.1	20.5
Cross-currency swap amortization	1.6	1.7	2.4	4.8
Loss on extinguishment of debt	0.7	-	9.5	-
Reserve for (proceeds from) litigation settlements	26.6	0.1	27.9	(3.8)
Acquisition costs expensed	1.3	1.3	2.3	5.0
Loss on store closings and other	1.5	0.4	3.2	1.1

Pro forma income before income taxes	17.8	25.7	69.3	65.6
Pro forma income taxes (43% for 2010; 37% for 2011)	7.7	9.5	29.8	24.3

Pro forma net income	$10.1	$16.2	$39.5	$41.3

Weighted average diluted shares outstanding	37.5	38.7	37.2	38.0

Diluted operating earnings per share	$0.27	$0.42	$1.06	$1.09

Diluted GAAP earnings per share	$(0.34)	$0.41	$-	$1.26

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. Adjusted EBITDA includes earnings before interest expense, income tax provision, depreciation and amortization, charges related to non-qualified stock options and restricted shares, reserves for loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2011	2010	2011
Income (loss) before income taxes (incl. non-controlling interest)	$(14.5)	$25.4	$11.7	$74.3
Add:
Depreciation and amortization	5.9	7.4	15.6	20.4
Interest expense, net	21.9	23.0	46.4	66.5
Stock based compensation expense	1.9	2.0	5.7	6.0
Unrealized foreign exchange gain	(15.7)	(10.1)	(11.8)	(42.5)
Loss on derivatives not designated as hedges	18.6	9.6	21.9	34.2
Loss on extinguishment of debt	0.7	-	9.5	-
Reserve for (proceeds from) litigation settlements	26.6	0.1	27.9	(3.8)
Acquisition costs expensed	1.3	1.3	2.3	5.0
Loss on store closings and other	1.5	0.2	3.1	0.7

Adjusted EBITDA	$48.2	$58.9	$132.3	$160.8

DOLLAR FINANCIAL CORP
UNAUDITED STORE DATA

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2011	2010	2011
Beginning Company-Operated Stores
United States	350	319	358	325
Canada	398	421	399	403
United Kingdom	295	359	274	330
Poland	-	1	-	-
Sweden	-	16	-	-
Finland	-	12	-	-

Total Beginning Company-Operated Stores	1,043	1,128	1,031	1,058

De novo Store Builds
Canada	-	-	1	-
United Kingdom	13	18	32	48
Poland	-	-	-	1
Total	13	18	33	49

Acquired Stores
Canada	-	-	-	19
United Kingdom	-	2	3	3
Sweden	-	-	-	16
Finland	-	-	-	12

Total	-	2	3	50

Closed Stores
United States	2	2	10	8
Canada	-	2	2	3
United Kingdom	-	-	1	2
Total	2	4	13	13

Ending Company-Operated Stores
United States	348	317	348	317
Canada	398	419	398	419
United Kingdom	308	379	308	379
Poland	-	1	-	1
Sweden	-	16	-	16
Finland	-	12	-	12

Total Ending Company-Operated Stores	1,054	1,144	1,054	1,144

Ending Franchise/Agent Stores
U.S.	8	-	8	-
Canada	62	43	62	43
U.K.	54	49	54	49

Total Ending Franchise/Agent Stores	124	92	124	92

Total Ending Store Count	1,178	1,236	1,178	1,236